UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2005

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

333-74794	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     On October 26, 2005, PPL Energy Supply, LLC (“PPL Energy Supply") issued $300 million aggregate principal amount of its 5.70% REset Put Securities due 2035 (the “REPSSM”). The REPS have been issued as one series of debt securities under PPL Energy Supply’s Indenture dated October 1, 2001 (the “Indenture”) to JPMorgan Chase Bank, N.A., pursuant to a supplemental indenture thereto dated October 1, 2005.

     The REPS bear interest at a rate of 5.70% per annum to, but excluding, October 15, 2015 (the “Remarketing Date”). From and after the Remarketing Date, the REPS will bear interest at a new fixed rate per annum, as described below.

     The REPS will mature on October 15, 2035 and will not be redeemable by PPL Energy Supply or repayable at the option of the holder prior to maturity. However, the REPS are required to be put by existing holders on the Remarketing Date either for (a) purchase and remarketing by Morgan Stanley & Co. International Limited (or its permitted assigns) (the “Remarketing Dealer”), or (b) repurchase by PPL Energy Supply. If the Remarketing Dealer elects to remarket the REPS, the REPS will be subject to purchase by the Remarketing Dealer at 100% of the principal amount thereof, and if the REPS are purchased by the Remarketing Dealer, the REPS will bear interest on and after the Remarketing Date at the new fixed rate per annum determined in the remarketing (the “New Coupon Rate”).

     If the remarketing occurs, the Remarketing Dealer will receive a premium (the “Settlement Amount”) from the successful bidder in the remarketing. The Settlement Amount will be the present value of an annuity equal to the positive difference, if any, between (a) a stream of interest payments which would have been due on the REPS after the Remarketing Date assuming the REPS were to bear interest at a rate based on the 20-year swap rate in effect on October 20, 2005 and (b) a stream of corresponding interest payments based on the 20-year swap rate in effect on the date that the New Coupon Rate is set in connection with the remarketing (the “Determination Date”). PPL Energy Supply will not be required to make any payment to the Remarketing Dealer if the remarketing occurs.

     The remarketing may be terminated upon the occurrence of various “Termination Events.” If certain of these Termination Events occur, such as the occurrence of an event of default by PPL Energy Supply under the Indenture, the election by PPL Energy Supply at its option to terminate the remarketing or a market disruption event after the Determination Date (each, a “Settlement Event”), PPL Energy Supply will be required to pay the Remarketing Dealer a Settlement Amount payment, calculated as described above (except that for purposes of such calculation the Determination Date will be the date of such calculation). PPL Energy Supply will not be required to make any payment to the Remarketing Dealer if a Termination Event other than a Settlement Event occurs. However, if any Termination Event occurs, PPL Energy Supply must repurchase the entire principal amount of the REPS on the Remarketing Date at 100% of the principal amount thereof, plus any accrued and unpaid interest to, but excluding, the Remarketing Date.

     PPL Energy Supply received net proceeds of approximately $311 million from the issuance of the REPS, which includes a premium associated with the remarketing feature. These proceeds will be used by PPL Energy Supply’s affiliates to repay indebtedness and by PPL Energy Supply for capital expenditures and/or general corporate purposes.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	4(a) -	Supplement, dated as of October 1, 2005, to the Indenture
	4(b) -	Form of Note for the REPS

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL ENERGY SUPPLY, LLC

By:	/s/ James E. Abel James E. Abel Vice President and Treasurer
Dated: October 28, 2005